EXHIBIT 99.2

May 20, 2022

Dear Valued Shareholders and Employees,

I am writing to you today to inform you that I plan to retire as President and CEO of First Northern Bank and First Northern Community Bancorp, effective December 31, 2022.  While I am retiring at the end of the year, I will remain on the Boards of Directors of the Bank and Bancorp, and I plan to stay active in the banking industry.  This has been a difficult decision for me, but I believe it’s time to shift my energies to spending more time with family.

I have had an amazing 43-year career at First Northern Bank, and there is so much to say.  Most of all, I want to express my gratitude; gratitude for having grown up in an organization that believed in me and gave me so much opportunity to achieve milestones I never thought possible.  First Northern Bank will always hold a very special place in my heart starting with the remarkable group of employees, past and present, with whom I have been so fortunate to work every day.  There is never a perfect time for a transition, but this seems about as right as it can be.  I have cherished every moment as CEO.

The Bank and I have grown up together.  When I began my career, First Northern Bank had less than $35 million in assets and three branches (Dixon, Winters, and Davis), and today we are approaching $2 billion in assets with 11 branches in four counties.  There have been many pivotal moments in the banking industry during my career:  the introduction of technology, a heightening regulatory environment, several volatile economic cycles including the housing collapse during the Great Recession, and the current situation we’re in with the worldwide pandemic.  Having gone through all of that, I have to say that witnessing the success our employees had in helping our customers and small businesses during their time of need with the Paycheck Protection Program tops the list.  It was so rewarding to see the commitment our employees had for doing everything they could to keep our local businesses from failing during the unprecedented health crisis.  It reinforced the importance of what community banks do best, and how building long-lasting relationships with customers is what truly matters.

When asked if there is something I am most proud of when looking back over my career, I’d have to say there are a couple of things. It starts with staying true to always doing the right thing, no matter the cost; and then it’s reflecting on the many accomplishments achieved by the outstanding employees, extraordinary management team, and Board of Directors with whom I’ve been so blessed to work with along the way.  My career has been the most amazing journey of my life.  I love this Bank and the people associated with it.

I would also like to make another important announcement.  The Board of Directors has chosen Jeremiah Smith, First Northern’s Senior Executive Vice President and Chief Operating Officer, to be my successor as President and CEO.  He will also become a member of the Boards of Directors.  Jeremiah and I have worked together as a team since he began his career at First Northern Bank 19 years ago.  I am especially proud of the leader that Jeremiah has become.  I am confident and excited about turning my position over to such an exceptional and energetic leader.  Jeremiah has been an integral part of the Bank’s growth and success, as well as developing the Bank’s culture into what it is today.

Jeremiah’s roles and responsibilities over the past 19 years have increasingly expanded from the front line in the branch to Controller, Chief Financial Officer, member of the Management Loan Committee, and Chief Operating Officer, which includes management oversight of the following Bank departments:  Mortgage, Investment Services, Human Resources, Operations, Accounting & Finance, Risk Management, and Compliance.  Jeremiah is more than ready and capable of transitioning into this role.  He has the passion, aptitude, character, intellectual capacity, fortitude, commitment, and determination to drive First Northern Bank to continued growth and success.  The Bank will be in good hands because he loves First Northern as much as I do.

Thank you again for allowing me the privilege to lead this incredible organization.  I can truly say, it has been and always will be, “First Northern, That’s My Bank!” for me.

It goes without saying, please feel free to contact Jeremiah or me on our direct lines at 707.678.7878 or 707.678.7853, respectively.  We always welcome the opportunity to talk with the members of our First Northern Bank family.

Very Truly Yours,

Louise A. Walker
President